Exhibit 10.1

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement (“Agreement”) is entered into by and between Scott Stromatt (“Employee”) and Cell Therapeutics, Inc. (“Employer” or “CTI”).

RECITALS

A. Employee has been continuously employed by Employer since January 27, 2003, most recently in the capacity of Executive Vice President, Clinical Operations and Regulatory Affairs.

B. Employer and Employee have mutually decided to terminate Employee’s employment as of April 4, 2008.

C. Employee and Employer wish to enter into an agreement to terminate the employment relationship and to clarify and resolve any disputes that may exist between them, including any arising out of the employment relationship and its termination, and the continuing obligations of the parties to each other following the end of the employment relationship.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained below, it is agreed as follows:

1.	TERMINATION OF EMPLOYMENT

Employee’s employment with Employer terminated effective April 4, 2008. Employee and Employer agree that the mutual covenants and agreements contained in this Agreement constitute full and valid consideration for the termination of the Employment relationship and the release obligations. Employer will not oppose unemployment benefits.

2.	SEVERANCE AND BENEFITS

A. Employer will pay to Employee a total of $291,666.66 which is the equivalent to ten months of pay, at the Employee’s current annual wage. Severance will be paid in two formats: one lump sum payment of $87,500.04, and 14 semi-monthly payments of $14,583.33. Employee acknowledges and agrees that all amounts payable are subject to withholding by the Employer for federal (state and local, if applicable) taxes, FICA and any other government mandated withholdings. The lump sum payment will be processed in the normal payroll processing schedule following the expiration of the seven day revocation period of this agreement, as administratively feasible. The 14 semi-monthly payments will be processed thereafter according to the company’s normal semi-monthly payroll schedule following the expiration of the seven day revocation period of this agreement, as administratively feasible.

B. Employee’s existing health insurance will be discontinued as of April 30, 2008. Employee and covered dependents have the opportunity to continue group medical, dental and EAP insurance through CTI at Employee expense pursuant to rights under the federal COBRA statute. The company will also make a one time payment of $15,000.00 to assist the employee with transitioning health insurance.

C. Employee will discontinue vesting in any stock option grants or restricted stock grants as of April 4, 2008, with the exception identified in Section 5 A. “Duty to Cooperate” of this document. Employee will receive information explaining the time frame he has for exercising any vested options he may have, by mail.

D. Employee’s vacation accrual will cease as of April 4, 2008. Employee’s accrued and unused vacation time will be paid out on the employees final pay check.

3.	RELEASE

Employee releases Employer, its officers, directors, managers, agents, attorneys, employees, representatives, administrators, and successors, from all claims he has or may have, whether known or unknown, against Employer as of the date he executes this Agreement, including, but not limited to, claims in any way connected with Employee’s employment with Employer and/or the termination of that employment. Employer releases Employee, his agents, attorneys, representatives, administrators, and successors, as of the date he executes this Agreement, from all claims it has or may have, whether known or unknown, including, but not limited to, claims in any way connected with Employee’s employment with Employer and/or the termination of that employment. The rights and claims covered by these releases of claims include, without limitation, all rights or claims arising out of any contracts, expressed or implied (except as set forth in paragraphs 4, 5 and 6 below), any tort theory, any theory of wrongful discharge or negligent or intentional wrongdoing, any claim of retaliation or whistleblower protection, or any Federal, State or other governmental statute, ordinance or regulation, without limitation as to subject matter, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, The Civil Rights Act of 1991, the Americans With Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Older Workers Benefit Protection Act, any federal, state or local whistleblower protection statute, ordinance or regulation, the Employment Retirement Income Security Act, the state law against discrimination in the state of Employee’s residence, any state family leave law in the state of Employee’s resident, any claim for lost benefits or wages (whether present or future), attorneys’ fees and costs, and any other legal limitation on the employment relationship or regulation or statute pertaining to the employment relationship in any way. It is the intention of both parties to make this release as broad and general as the law permits.

4.	CONFIDENTIALITY

Employer and Employee agree to keep all aspects of this Agreement confidential including, but not limited to, the terms of this Agreement and the negotiations that lead up to this Agreement. Employer and Employee agree they will not disclose this information in any manner, whether in writing or orally, to any person, directly or indirectly, or by or through any agent, representative, attorney, or any other such person, except that the Employer and Employee may disclose this information necessary in the course of preparing financial documents, income tax returns, dealing with the Internal Revenue Service or any state taxing authority, or as otherwise required by law, or as to Employer, in the preparation and dissemination of information to its officers, Board of Directors and shareholders or as required for Employer’s reporting purposes.

Employer and Employee agree not to discuss with any current or former employer, or any third party, any issues relating to Employee’s employment with Employer, including personnel matters. This does not preclude the Employee from discussing with any third parties or prospective employers the nature of the work which Employee performed at Employer.

Employee agrees to maintain and preserve all confidential information and trade secrets of the Employer of which he is aware and specifically reaffirms and agrees to be fully bound by the terms of the Employee Agreement dated January 27, 2003, the confidentiality and trade secrets provisions of which shall survive this Agreement. Employee agrees that such confidential information includes, but is not limited to, information about sales of any CTI products, the marketing of those products, and potential plans or strategies for increasing sales of those products. Employee agrees that he will not, unless compelled to do so by subpoena and then only after notice to CTI through written notice to CTI at least five days prior to the return date of the subpoena, discuss with, relate to, complain to, or bring to the attention of any governmental agency, whether state, local or federal, or any other person, including media, any of CTI’s confidential information and trade secrets.

Employer and Employee agree not to make any disparaging remarks about the other.

Employee represents that he understands that the terms and conditions of this paragraph are an integral part of this Agreement and that Employer can seek appropriate damages for a breach of such terms, including but not limited to injunctive relief or monetary damages. Employer is also entitled to all relief set forth in the preceding sentence in the event of Employee’s breach of any term and condition of this Agreement. Employee acknowledges his duties, responsibilities and obligations subsequent to the termination of employment as outlined in documents earlier executed by him with Employer.

5.	DUTY TO COOPERATE

A. Employee agrees to cooperate with Employer specifically assisting the Employer with the Employers response to the 120 day letter from the European Regulatory Agency concerning Cell Therapeutics, Inc. (CTI) filing of an MAA for Xyotax. The Employer agrees to forward vest restricted stock that would have vested in 2008, specifically, award # RS100255 (20,161 shares) and award #RS100314 (40,000 shares) for Employee’s cooperation in assisting with all aspects of the Employers response letter.

B. Employee agrees to cooperate with Employer in all matters and/or proceedings arising out of the Employer’s business about which Employee has knowledge or information Such proceedings may include, but are not limited to, internal investigations, administrative investigations or proceedings, administrative matters and lawsuits (including pretrial discovery). Employee agrees to make himself available for interviews, meetings, depositions, hearings and /or trials without the need for subpoena or assurances by Employer, providing any and all documents in his possession that relate to the proceedings, and providing assistance in locating any and all relevant notes and/or documents is necessary.

Employee agrees not to provide information to, be interviewed by, communicate with or give statements to third parties relating to any matter about which Employee has knowledge or information and which relates in any way to Employer and/or Employer’s business. To the extent that Employee is asked to provide any such information formally and informally, Employee shall immediately (within one [1] day) notify CTI by fax or email directed to the Vice President, Legal Affairs or the Sr. Director of Human Resources. Employee agrees that he will not informally or formally provide statements, interviews or any other information relating to Employer’s business and/or other former or current employees of Employer without the written consent of Employer.

In the event that Employee is served with any legal service of process including, but not limited to, notices of deposition, subpoenas and the like, Employee will immediately (within one [1] day) notify CTI by fax or email directed to either the Vice President, Legal Affairs, or the Sr. Director of Human Resources, and provide a complete copy of all documents received. Employee will not provide any information including documents voluntarily without the written consent of Employer.

Employee represents that he understands the terms and conditions of this paragraph are an integral part of this Agreement and that Employee can seek appropriate damages for a breach of such terms including, but not limited to, injunctive relief or monetary damages. Employer is also entitled to all relief set forth in the preceding sentence in the event of Employee’s breach of any term and condition of this Agreement. Employee acknowledges his duties, responsibilities and obligations subsequent to termination of employment.

6.	COVENANT NOT TO COMPETE

Employee agrees that for a period of one (1) year following the termination of his employment, he will not (i) call on or contact collaborators (and related institutions), consultants, vendors, suppliers or customers of Employer regarding the discovery, development, manufacture or sale of a third party product or service which competes with or is related to any of the Employer’s products or services, or (ii) actively recruit away any employee of the Employer.

7.	FULL AND FINAL SETTLEMENT

Employee and Employer represent and agree that they have read this Agreement, understand its terms and the fact that it releases any and all claims each might have against the other, and have entered into this Agreement without duress or coercion from any source. This agreement supersedes any and all other Employment Agreements entered into between Employee and Employer, except the terms and conditions of Employee’s Employment Agreement dated January 27, 2003 related to Employer’s confidential information and trade secrets.

8.	SEVERABILITY

The provisions of this Agreement are severable, and if any part of it is found to be unlawful, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.

9.	ENTIRE AGREEMENT/NOTICE

This Agreement sets forth the entire understanding between Employee and Employer and supersedes any prior agreements or understandings pertaining to the terms of Employee’s employment with Employer except as set forth in paragraph number (4) above.

10.	PERIOD FOR ACCEPTANCE

Employee acknowledges that he has carefully read and fully understands all the provisions of this Agreement and that he is entering into the Agreement knowingly and voluntarily. Employee has twenty-one (21) days to consider whether to accept this Agreement but may accept this Agreement prior to the expiration of those twenty-one (21) days. If Employee elects to accept the conditions of this Agreement, Employee will advise Employer by delivering an executed copy of this Agreement to Cell Therapeutics, Inc., 501 Elliott Avenue West, Seattle, Washington 98119, and Attention: Human Resources within twenty-one (21) days of receipt of this Agreement. This Agreement was delivered to Employee on 04/02/2008.

11.	PERIOD FOR REVOCATION

Employee may revoke his acceptance of this Agreement at any time prior to the eighth (8th) day following the date of his acceptance of this Agreement (“Period of Revocation”). Notice of revocation shall be in writing and delivered to and received by Steven H. Cope of Cell Therapeutics, Inc., 501 Elliott Avenue West, Seattle, Washington 98119. If not revoked, this Agreement shall be effective as of the date Employee signs this Agreement as indicated by his signature below (“Effective Date”).

12.	GOVERNING LAW

This Agreement shall be governed by the laws of the State of Washington. If it shall be necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs including but not limited to those incurred prior to any litigation, during litigation and on appeal. Venue for any such action will be King County, Washington.

YOU ACKNOWLEDGE THAT YOU HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL OF THE PROVISIONS OF THIS AGREEMENT; THAT CTI ADVISED YOU IN WRITING (AND THIS PARAGRAPH CONSTITUTES SUCH WRITTEN ADVICE) TO CONSULT AN ATTORNEY REGARDING THIS AGREEMENT; THAT CTI SHALL HAVE NO RESPONSIBILITY TO REIMBURSE YOU FOR ANY LEGAL FEES INCURRED BY YOU IN CONNECTION WITH THE REVIEW OR NEGOTIATION OF THIS RELEASE; THAT YOUR EXECUTION OF THIS AGREEMENT IS VOLUNTARY AND UNCOERCED.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated below.

EMPLOYEE	EMPLOYER

CELL THERAPEUTICS, INC.

/s/: Scott C. Stromatt	By	/s/: James Bianco
Title President & CEO
501 Elliott Avenue West Seattle, Washington 98119

Date: April 3, 2008	Date: April 2, 2008